Exhibit 99.1

OneSpaWorld Reports Second Quarter Fiscal 2021 Financial Results

Ends Second Quarter with Total Liquidity of $54.8 Million

Company expects that sailing will have resumed on 79 ships by the end of September 2021

Nassau, Bahamas, August 5, 2021 – OneSpaWorld Holdings Limited (NASDAQ: OSW) (“OneSpaWorld,” or the “Company”), the pre-eminent global provider of health and wellness services and products on-board cruise ships and in destination resorts around the world, today announced its financial results for its second quarter and first six months of fiscal 2021, ended June 30, 2021.

On January 30, 2020, the World Health Organization declared the coronavirus pandemic (“COVID-19”) a “Public Health Emergency of International Concern,” and on March 10, 2020, declared COVID-19 a pandemic. The regional and global outbreak of COVID-19 has negatively impacted and will continue to have a material negative impact on the Company’s operations. On March 14, 2020, the U.S. Centers for Disease Control and Prevention (“CDC”) issued a No Sail Order, as a result of which a majority of our cruise line partners voluntarily suspended their operations. The No Sail Order was replaced by the CDC’s Framework for Conditional Sailing Order on October 30, 2020, which will remain in effect until the earliest of (1) the expiration of the Secretary of Health and Human Services’ declaration that COVID-19 constitutes a public health emergency, (2) the CDC Director rescinds or modifies the order based on specific public health or other considerations, or (3) November 1, 2021. The Framework for Conditional Sailing Order outlines a phased approach for gradually permitting cruise ship passenger operations in U.S. waters, subject to certain conditions and guidelines. As of the date of this report, the Conditional Sailing Order and related measures, such as technical guidelines, have become nonbinding recommendations for cruise lines arriving in or departing from a port in Florida, which most Florida-porting ships have chosen to voluntarily follow. We are continuing to review the CDC’s guidelines in connection with the Framework for Conditional Sailing Order as well as monitor the actions of our cruise line partners with respect to the status of the voluntary suspension of cruise sailings. We also believe that there have been positive developments around the availability and widespread distribution of effective COVID-19 vaccines, which we believe will be important to achieving historical occupancy levels of our cruise line and destination resorts partners.

Leonard Fluxman, Executive Chairman and Chief Executive Officer of OneSpaWorld commented: “The swift actions taken by our team to maintain strong liquidity and, importantly, ready our staff and health and wellness centers to safely open as voyages began to set sail and destination resort spas resumed operations led to a significant sequential improvement in our financial performance during the second quarter, as compared to the first quarter of the year.   We had very positive customer demand for our service offering onboard the 14 ships that began sailing during the second quarter continuing through July where customer spend has been above 2019 levels.  In addition, our land based spas in North America generated positive EBITDA and we are increasing staffing at most locations to meet higher-than-expected demand.  We believe this reflects the strong execution of our new protocols and outstanding service by our highly dedicated staff members.”

“As we look ahead, our priorities continue to focus on investing aggressively to enhance our competitive position and maintain our comprehensive set of protocols to ensure a safe and successful return to service as more vessels resume sailing,” continued Mr. Fluxman.  “To this end, our corporate support teams visited or sailed on 30 vessels and we will continue to maintain this high level of commitment to support our staff and help ensure we continue our strong execution.  As of August 4th, we had welcomed back 1,088 staff members who began to serve onboard 42 of our 163 cruise ships – seven more than we anticipated when we reported first quarter results in May.  In fact, in spite of multiple COVID rapid tests, quarantines, test cruises and new protocols, our team members are excited to be back at work providing extraordinary customer service.  We expect our exemplary staff commitment and service, together with our innovative service and product offerings, will enable us to capitalize on our significant opportunities to further expand our preeminent position as conditions continue to normalize.”

Mr. Fluxman concluded: “we will execute with intense focus on financial discipline, implementing our strategies to return to peak levels of sales and profitability, elevating our brand and further expanding our service and product offerings to increase value for all OneSpaWorld stakeholders.”

Stephen Lazarus, Chief Financial Officer and Chief Operating Officer, commented, “we ended the quarter with total liquidity of $54.8 million, including $41.8 million in cash and $13.0 million available under our credit facility, positively impacted by a lower than forecast cash burn rate of $10.9 million for the quarter.  We expect the resumption of our cruise ship operations to accelerate in the third quarter and generate improved cash flow from operations.”

Operating Network Update:

•

Ship Count: The Company ended the second quarter with a base of health and wellness centers on 163 ships, of which 14 had resumed voyages as of quarter-end.  The Company expects that voyages will have resumed on 79 ships by the end of September 2021.

•	Destination Resort Count: The Company ended the second quarter with spas in 53 destination resorts, of which 42 were open and operating as of June 30, 2021.
•

Staff Count: The Company had re-embarked 779 cruise ship personnel on vessels at the end of the second quarter for actual and anticipated voyages and expects 1,383 employees to re-embark on vessels by the end of September 2021 for actual and anticipated voyages.

Liquidity Update:

•

Cash and borrowing capacity under the Company’s line of credit at June 30, 2021 totalled $54.8 million. At quarter end, $19.3 million remained available under the ATM program. Availability under the Company’s line of credit was $13.0 million at June 30, 2021.

•

The cash burn rate for the quarter of $10.9 million was $4.1 million below the Company’s expectations driven by timing of payments and increased revenue.  The Company expects a cash burn rate of between $10.0 million and $12.0 million in the third quarter as the Company increases cash expenditures in anticipation of increased sailings, offset by revenues generated from an increasing number of voyages.

The Company’s results are reported in this press release on a GAAP basis and on an as adjusted non-GAAP basis. A reconciliation of GAAP to non-GAAP financial information is provided at the end of this press release. This press release also refers to Adjusted EBITDA and Adjusted Net Income (non-GAAP financial measures), terms for which the definition and reconciliation are presented below.

Second Quarter Ended June 30, 2021 Compared to June 30, 2020:

Results of operations in the second quarter of 2021 continued to be materially adversely impacted by the global COVID-19 pandemic that resulted in cancellation of all of the Company’s voyages and the closing of many destination resort health and wellness centers as of the end of the first quarter of 2020.  During the second quarter of 2021, our operations had resumed on 14 cruise ships and in 42 destination resort spas.

•

Total revenues were $9.2 million compared to $1.0 million in the second quarter of 2020. Revenues generated in this year’s second quarter were derived primarily from our destination resort health and wealth centers.  Fourteen of our health and wellness centers onboard ships had resumed operation as of June 30, 2021, with the majority of those coming into service towards the end of the quarter.  Revenues for three months ended June 30, 2020 were negatively impacted by the COVID-19 pandemic and the resulting March 14, 2020 No Sail Order with revenues derived primarily from our e-commerce product sales through the Company’s timetospa.com website.

•

Cost of services were $9.6 million compared to $12.6 million in the 2020 second quarter.  The decrease from the three months ended June 30, 2020 was attributable to significant costs related to the repatriation of onboard personnel and costs related to the closure of our facilities on land and at sea in the prior year second quarter.

•

Cost of products were $1.5 million compared to $1.6 million in the 2020 second quarter. The three months ended June 30, 2021 includes significant freight costs related to the resumption of service and the three months ended June 30, 2020 included the establishment of a $0.5 million inventory reserve.

•

Net income was $0.3 million compared to a loss of $20.7 million in the second quarter of 2020.  The $21.0 million improvement in the second quarter of fiscal 2021 was primarily a result of a $10.5 million improvement in the Company’s loss from operations plus the $8.6 million positive change in the fair value of warrants.  The change in fair value of warrants is the result of changes in market prices deriving the value of the financial instruments.

•

Adjusted net loss was ($14.9) million, or adjusted net loss per diluted share of ($0.16) compared to adjusted net loss of ($27.9) million, or adjusted net loss per diluted share of ($0.42) in the second quarter of 2020.

•	Adjusted EBITDA was ($9.7) million compared to ($20.1) million in the second quarter of 2020.
•	Unlevered after-tax free cash flow was ($10.8) million compared to ($23.1) million in the second quarter of 2020.

Year-to-date June 30, 2021 Compared to June 30, 2020

Results of operations in the six months ended June 30, 2021 continued to be materially adversely impacted by the global COVID-19 pandemic that resulted in cancellation of all of the Company’s voyages and the closing of many destination resort health and wellness centers as of the end of the first quarter of 2020.  During the six months ended June 30, 2021, our operations had resumed on 14 cruise ships and in 42 destination resort spas.

•

Total revenues were $14.7 million compared to $115.3 million in the six months ended June 30, 2020. The 2021 decrease of $100.6 million, or 87%, was significantly driven by the COVID-19 pandemic, which resulted in the cancellation of all cruise ship voyages and closure of all destination resort health and wellness centers where we operate during mid-March 2020 through June 30, 2020.  The six months ended June 30, 2021 revenues were derived primarily from our destination resort health and wealth centers.  Fourteen of our spas onboard ships had resumed operation as of June 30, 2021 with the majority of those coming into service towards the end of the quarter.

•

Cost of services were $17.0 million compared to $93.1 million in the six months ended June 30, 2020. The decrease was primarily attributable to the decline in revenue due to the impact of the COVID-19 pandemic.

•

Cost of products were $2.8 million compared to $23.8 million in the six months ended June 30, 2020. The decrease was primarily attributable to the decline in product sales revenue due to the impact of the COVID-19 pandemic.

•

Net loss was ($45.3) million compared to ($169.1) million in the six months ended June 30, 2020.  The decrease in the net loss principally resulted from the non-recurring $190.8 million goodwill and tradename intangible asset impairment charge recorded in 2020 period and the $65.0 million negative change in the fair value of warrants versus the prior year six month period.  The change in fair value of warrants is the result of changes in market prices deriving the value of the financial instruments.

•

Adjusted net loss was ($29.8) million, or adjusted net loss per diluted share of ($0.33), as compared to adjusted net loss of ($29.0) million, or adjusted net loss per diluted share of ($0.46) in the six months ended June 30, 2020.

•	Adjusted EBITDA was ($19.1) million, as compared to $15.1 million in the six months ended June 30, 2020.
•	Unlevered after-tax free cash flow was ($19.8) million, as compared to ($16.6) million in the six months ended June 30, 2020.

Balance Sheet and Cash Flow Highlights

•	Cash at quarter-end June 30, 2021 was $41.8 million.

•	Total debt, net of deferred financing costs at quarter-end June 30, 2021 was $229.9 million.
•	Unlevered After-Tax Free Cash Flow for quarter-end June 30, 2021 was ($10.8) million.

Q3 2021 and Fiscal Year 2021 Guidance

The Company is not providing financial guidance due to the ongoing business disruption and substantial uncertainty surrounding the impact of the COVID-19 pandemic on its business. Notwithstanding the foregoing, the Company expects to sustain a GAAP and adjusted net loss for the third quarter of fiscal 2021 and fiscal year 2021.

Conference Call Details

A conference call to discuss the second quarter 2021 financial results is scheduled for Thursday August 5, 2021, at 10:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 800-954-1051 (international callers please dial 212-231-2936) and provide the passcode 21996503 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at https://onespaworld.com/investor-relations.  A replay of the call will be available by dialing 844-512-2921 (international callers please dial 412-317-6671) and entering the passcode 21996503.  The conference call replay will be available from 1:00 p.m. Eastern Time on Thursday, August 5, 2021 until 12:00 p.m. Eastern Time on Thursday, August 12, 2021. The Webcast replay will remain available for 90 days.

About OneSpaWorld

Headquartered in Nassau, Bahamas, OneSpaWorld is one of the largest health and wellness services companies in the world. OneSpaWorld’s distinguished health and wellness centers offer guests a comprehensive suite of premium health, wellness, fitness and beauty services, treatments, and products currently onboard 163 cruise ships and at 53 destination resorts around the world. OneSpaWorld holds the leading market position within the historically fast-growing international leisure market and has been built upon its exceptional service standards, expansive global recruitment, training and logistics platforms, and a history of service and product innovation that has enhanced its guests’ personal care experiences while vacationing for over 65 years.

On March 19, 2019, OneSpaWorld completed a series of mergers pursuant to which OSW Predecessor (“OSW”), comprised of direct and indirect subsidiaries of Steiner Leisure Ltd., and Haymaker Acquisition Corp. (“Haymaker”), a special purpose acquisition company, each became indirect wholly owned subsidiaries of OneSpaWorld (the “Business Combination”). Haymaker is the acquirer and OSW Predecessor the predecessor, whose historical results have become the historical results of OneSpaWorld. The operating results presented for the current quarter and year-to-date period reflect the operating results of all the businesses acquired in the Business Combination.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of the Company may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” or the negative or other variations thereof and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations with respect to future performance of the Company, including projected financial information (which is not audited or reviewed by the Company’s auditors), and the future plans, operations and opportunities for the Company and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Factors that may cause such differences include, but are not limited to: the impact of the COVID-19 pandemic on our business, operations, results of operations and financial condition, including liquidity for the foreseeable future; the demand for the Company’s services together with the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors or changes in the business environment in which the Company operates; changes in consumer preferences or the market for the Company’s services; changes in applicable laws or regulations; the availability or competition for opportunities for expansion of the Company’s business; difficulties of managing growth profitably; the loss of one or more members of the Company’s management team; loss of a major customer and other risks and uncertainties included from time to time in the Company’s reports (including all amendments to those reports) filed with the SEC. The Company cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Non-GAAP Financial Measures

We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures.

ONESPAWORLD HOLDINGS LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share data)

	Three Months Ended June 30,				Six Months Ended June 30,
			$	%			$	%
	2021	2020 (as restated)	Inc/(Dec)	Inc/(Dec)	2021	2020 (as restated)	Inc/(Dec)	Inc/(Dec)
REVENUES:
Service revenues	$7,648	$214	$7,434	3474%	$12,252	$89,787	$(77,535)	(86)%
Product revenues	1,507	784	723	92%	2,493	25,518	(23,025)	(90)%
Total revenues	9,155	998	8,157	817%	14,745	115,305	(100,560)	(87)%
COST OF REVENUES AND OPERATING EXPENSES:
Cost of services	9,561	12,559	(2,998)	(24)%	17,045	93,138	(76,093)	(82)%
Cost of products	1,504	1,623	(119)	(7)%	2,799	23,759	(20,960)	(88)%
Administrative	4,862	4,940	(78)	(2)%	8,706	9,523	(817)	(9)%
Salary and payroll taxes	5,988	5,091	897	18%	13,640	10,263	3,377	33%
Amortization of intangible assets	4,206	4,206	—	—	8,412	8,412	—	—
Goodwill and tradename intangible asset impairment	—	—	—	NM	—	190,777	(190,777)	NM
Total cost of revenues and operating expenses	26,121	28,419	(2,298)	(8)%	50,602	335,872	(285,270)	(85)%
Loss from operations	(16,966)	(27,421)	10,455	38%	(35,857)	(220,567)	184,710	84%
OTHER INCOME (EXPENSE), NET:
Interest expense and warrants issuance cost	(3,412)	(5,387)	1,975	37%	(6,763)	(9,130)	2,367	26%
Change in fair value of warrant liabilities	20,700	12,100	8,600	71%	(2,600)	62,400	(65,000)	(104)%
Total other income (expense), net	17,288	6,713	10,575	158%	(9,363)	53,270	(62,633)	(118)%
Income (loss) before income taxes expense (benefit)	322	(20,708)	21,030	102%	(45,220)	(167,297)	122,077	73%
INCOME TAX EXPENSE (BENEFIT)	17	(15)	32	213%	43	1,758	(1,715)	(98)%
Net income (loss)	$305	$(20,693)	$20,998	101%	$(45,263)	$(169,055)	$123,792	73%
Net income (loss) per voting and non-voting share:
Basic	$0.00	$(0.31)			$(0.51)	$(2.66)
Diluted	$(0.04)	$(0.31)			$(0.51)	$(2.66)
Weighted average shares outstanding:
Basic	90,563	65,916			88,903	63,543
Diluted	92,932	65,916			88,903	63,543

Note Regarding Non-GAAP Financial Information

This press release includes financial measures that are not calculated in accordance with GAAP, including Adjusted Net Income, Adjusted Net Income Per Diluted Share, Adjusted EBITDA and Unlevered After-Tax Free Cash Flow.

We define Adjusted Net Income as net (loss) income, adjusted for non-controlling interest and the impact of certain other items, including normalized interest expense, related party adjustments, increase in depreciation and amortization expense resulting from the Business Combination, non-cash stock-based compensation, normalized tax expense, non-cash prepaid expenses and non-recurring expenses incurred in connection with the Business Combination. Adjusted Net Income Per Diluted Share is defined as Adjusted Net Income divided by the weighted average diluted shares outstanding during the period, as if such shares had been outstanding during the entire three and six month periods ended June 30, 2021 and June 30, 2020.

We define Adjusted EBITDA as income (loss) from continuing operations before interest expense, provision (benefit) for income taxes, depreciation and amortization and non-controlling interest, adjusted for the impact of certain other items, including non-cash stock-based compensation expense, non-cash prepaid expenses, related party adjustments, and non-recurring expenses incurred in connection with the

Business Combination.  All of these other items are reported in administrative expenses in the condensed consolidated and combined statements of operations.

We define Unlevered After-Tax Free Cash Flow as Adjusted EBITDA minus capital expenditures and cash taxes paid.

We believe that these non-GAAP measures, when reviewed in conjunction with GAAP financial measures, and not in isolation or as substitutes for analysis of our results of operations under GAAP, are useful to investors as they are widely used measures of performance and the adjustments we make to these non-GAAP measures provide investors further insight into our profitability and additional perspectives in comparing our performance to other companies and in comparing our performance over time on a consistent basis. Adjusted Net Income, Adjusted Net Income Per Diluted Share, Adjusted EBITDA and Unlevered After-Tax Free Cash Flow have limitations as profitability measures in that they do not include total amounts for interest expense on our debt and provision for income taxes, and the effect of our expenditures for capital assets and certain intangible assets. In addition, all of these non-GAAP measures have limitations as profitability measures in that they do not include the effect of non-cash stock-based compensation expense and the impact of certain expenses related to items that are settled in cash. Because of these limitations, the Company relies primarily on its GAAP results.

In the future, we may incur expenses similar to those for which adjustments are made in calculating Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as a basis to infer that our future results will be unaffected by extraordinary, unusual or non-recurring items.

Reconciliation of GAAP to Non-GAAP Financial Information

The following table reconciles Net income (loss) to Adjusted net loss for the second quarters and year-to-date periods ended June 30, 2021 and 2020 and Adjusted net loss per diluted share for the second quarters and year-to-date periods ended June 30, 2021 and 2020 (amounts in thousands, except per share amounts):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020 (as restated)	2021	2020 (as restated)
Net income (loss)	$305	$(20,693)	(45,263)	$(169,055)
Goodwill and tradename intangible asset impairment	—	—	—	190,777
Change in fair value of warrant liabilities	(20,700)	(12,100)	2,600	(62,400)
Depreciation and amortization (a)	3,761	3,761	7,522	7,522
Stock-based compensation	1,729	424	5,360	850
Business combination costs (b)	—	740	—	1,532
Tax expense (c)	—	—	—	1,746
Adjusted net loss	$(14,905)	$(27,868)	$(29,781)	$(29,028)
Adjusted net loss per diluted share	$(0.16)	$(0.42)	$(0.33)	$(0.46)
Diluted weighted average shares outstanding	92,932	65,916	88,903	63,543

The following table reconciles Net income (loss) to Adjusted EBITDA and Unlevered after-tax free cash flow for the second quarters and year-to-date periods ended June 30, 2021 and 2020 (amounts in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020 (as restated)	2021	2020 (as restated)
Net income (loss)	$305	$(20,693)	$(45,263)	$(169,055)
Income tax expense (benefit)	17	(15)	43	1,758
Interest expense and warrants issuance cost	3,412	5,387	6,763	9,130
Change in fair value of warrant liabilities	(20,700)	(12,100)	2,600	(62,400)
Goodwill and tradename intangible asset impairment	—	—	—	190,777
Depreciation and amortization	5,488	6,125	11,370	12,337
Stock-based compensation	1,729	424	5,360	850
Business combination costs (b)	—	740	—	1,532
Adjusted EBITDA	$(9,749)	$(20,132)	$(19,127)	$(15,071)
Capital expenditures	(1,044)	(2,996)	(677)	(1,532)
Cash taxes	(20)	—	(29)	(37)
Unlevered after-tax free cash flow	$(10,813)	$(23,128)	$(19,833)	$(16,640)

(a)	Depreciation and amortization refers to addback of purchase price adjustments to tangible and intangible assets resulting from the Business Combination.
(b)	Business combination costs refers primarily to legal and advisory fees incurred by OneSpaWorld in connection with the Business Combination.
(c)	Valuation allowance related to the Company’s 2020 beginning-of-year deferred tax assets that are not realizable.

Contact:

ICR:

Investors:

Allison Malkin, 203-682-8225

allison.malkin@icrinc.com

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